Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

PANTHER ENERGY COMPANY II, LLC

AND

CP2 OPERATING, LLC

AS SELLERS

AND

RKI EXPLORATION & PRODUCTION, LLC

AS BUYER

(i)

(ii)

(iii)

Section 17.08	Waiver	46
Section 17.09	Publicity	46
Section 17.10	Construction	47
Section 17.11	No Third Party Beneficiaries	47
Section 17.12	Assignment	47
Section 17.13	Governing Law	47
Section 17.14	Notices	47
Section 17.15	Severability	49
Section 17.16	Time of the Essence	49
Section 17.17	Counterpart Execution	49
Section 17.18	Headings; References	50

EXHIBITS AND SCHEDULES

Exhibit A – Leases
Exhibit A-1 – Mineral Interests
Exhibit B – Wells
Exhibit C – Easements
Exhibit D – Gathering and Saltwater Disposal Systems
Exhibit E – Real Estate
Exhibit F – Excluded Assets
Exhibit G – Allocated Values
Exhibit H – Assignment and Bill of Sale
Exhibit I – Warranty Deed
Exhibit J – Mineral Deed
Exhibit K – Form of Escrow Agreement
Exhibit L – Form of Transition Services Agreement

Schedule 1.02(a) – Project Area
Schedule 1.02(e) – Personal Property
Schedule 5.06 – Existing Claims and Litigation
Schedule 5.07 – Royalties
Schedule 5.09 – Capital Commitments
Schedule 5.10 – Required Consents/Pref Rights
Schedule 5.11 – Payouts
Schedule 5.12(a) – Applicable Material Contracts
Schedule 5.12(b) – Material Contract Exceptions
Schedule 5.15 – Imbalances
Schedule 13.01 – Capital Plan

(iv)

DEFINED TERMS INDEX

Accounting Statement	33
Affiliate	3
Agreed Amount	42
Agreement	1
Allocated Values	5
Applicable Material Contracts	18
Asset Taxes	26
Assets	1
Basket	41
Business Day	9
Buyer	1
Buyer Indemnitees	40
Buyer Losses	40
Buyer’s Environmental Consultant	13
Buyer’s Environmental Review	13
Capital Plan	35
Carrier	1
Casualty Value	38
Claim Response	42
Claimed Amount	41
Claims Notice	41
Closing	27
Closing Date	27
Code	24
Confidentiality Agreement	46
Contracts	3
Defensible Title	6
Deposit	5
Disputes	44
Documents	46
Easements	2
Effective Time	5
Environmental Defect	14
Environmental Defect Value	14
Environmental Information	13
Environmental Laws	14
Escrow Account	5
Escrow Agent	28
Escrow Agreement	28
Examination Period	6
Exchange Property	24
Excluded Assets	4
Execution Date	1

Final Accounting Statement	34
Fraud	31
Governmental Authority	14
HSR Act	23
Hydrocarbons	2
Indemnitee	41
Indemnitor	41
Independent Expert	45
Individual Matter	40
Leases	2
Losses	40
Material Contract	18
Net Acres	6
Net Revenue Interest	6
Notice of Defective Interests	9
Notice of Disagreement	34
Panther	1
Parties	1
Party	1
Permitted Employee	26
Permitted Encumbrances	7
Person	3
Personal Property	3
Project Area	2
Purchase Price	5
Purchase Price Adjustments	27
Real Estate	3
Records	3
Required Consent	18
Retained Obligations	39
Rules	45
Seller	1
Seller Indemnitees	40
Sellers	1
Statement	27
Stipulated Amount	42
Subject Interest	2
Subject Interests	2
Tax	25
Tax Allocated Value	25
Tax Return	26
Taxes	25
Termination Date	29

(v)

Third Party	3
Title Benefit	12
Title Defect	8
Title Defect Value	9

Third Party Claim	42
Wells	2
Working Interest	6

(vi)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 12th day of January, 2017 (the “Execution Date”), by and among Panther Energy Company II, LLC, a Delaware limited liability company, doing business under the trade name Panther Exploration, LLC in Texas (“Panther”), CP2 Operating, LLC, a Delaware limited liability company (“Carrier”), and RKI Exploration & Production, LLC, a Delaware limited liability company (“Buyer”). Panther and Carrier are sometimes collectively referred to herein as “Sellers” and individually as “Seller.” Buyer and Sellers are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Sellers are willing to sell to Buyer, and Buyer is willing to purchase from Sellers, the Assets (as defined in Section 1.02), all upon the terms and conditions hereinafter set forth; and

WHEREAS, in order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, concurrently with the execution and delivery of this Agreement, certain officers of Panther are executing and delivering to Buyer non-competition agreements.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Sellers and Buyer hereby agree as follows:

Article I

Assets

Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets (as defined in Section 1.02) from Sellers at the Closing, and Sellers agree to sell the Assets to Buyer at the Closing.

Section 1.02 Assets. Subject to Section 1.03, the term “Assets” shall mean all of Sellers’ right, title and interest in and to:

(a) the oil and gas leases, the oil, gas and mineral leases and subleases, royalties, overriding royalties, net profits interests, payments out of production, reversionary rights, carried interests and any contractual rights to production relating thereto specifically set forth on Exhibit A, together with all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to (i) the lands, formations and depths specifically set forth on Exhibit A, or described in any of the lease or other instruments specifically set forth on Exhibit A, (ii) the lands covered by the foregoing leases or interests (collectively, the “Leases”), (iii) any assignments and other documents of title specifically set forth in Exhibit A, all as more specifically described on Exhibit A and (iv) the Project Area (collectively, the “Subject Interests,” or singularly, a “Subject Interest”); for purposes hereof “Project Area” means the land included within the individual sections in Reeves, Loving, Ward and Winkler Counties, Texas identified on Schedule 1.02(a);

(b) the mineral fee interests set forth on Exhibit A-1;

(c) all Hydrocarbons, water, CO2, saltwater disposal or injection wells used or held for use in connection with the operation or development of the Leases and located on the lands covered by the Leases or on lands with which the Leases may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B (the “Wells”);

(d) all rights incident to the Assets, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Subject Interests; (ii) all (A) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; and (B) liens and security interests in favor of either Seller or their respective Affiliates, whether choate or inchoate, under any law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition attributable to periods on or after the Effective Time of any of the Assets or to the extent arising in favor of either Seller as to the operator or non-operator of any Asset; and (iii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest or Well being a part thereof;

(e) all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges used or held for use in connection with the Subject Interests, Wells, Personal Property and Real Estate (collectively, the “Easements”), including, without limitation, the Easements described or referred to in Exhibit C;

(f) all personal property, equipment, fixtures, inventory, vehicles and improvements located on or used in connection with the Leases, the Wells, Real Estate and the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons and byproducts thereof (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, wellhead equipment, telemetry equipment, pumps, pumping units, flowlines, pipelines, gathering systems (including but not limited to the gathering lines and the gathering equipment described on Exhibit D), piping, tanks, buildings, treatment facilities, salt water injection facilities and disposal facilities (including but not limited to the salt water disposal wells and equipment described on Exhibit D), compression facilities, and other materials, supplies, equipment, facilities, machinery and fixtures (collectively, “Personal Property”) including, without limitation, the Personal Property set forth in Schedule 1.02(e);

(g) all surface fee interests described on Exhibit E and all buildings, fixtures and structures used as field offices in connection with the ownership and operations of the Assets, and all leases thereof or fee interests associated therewith, described on Exhibit E (collectively, the “Real Estate”);

(h) all contracts, agreements, instruments and other arrangements by which the Assets are bound or that relate to the lands, Leases, Wells, Personal Property or the Easements, including, without limitation, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Assets or the production of oil and gas and other minerals and products produced in association therewith from the Leases and Wells, but excluding any contracts, agreements and instruments set forth on Schedule 5.10 to the extent consents to transfer are not obtained pursuant to Section 3.07 (collectively, the “Contracts”);

(i) all books, records, files, muniments of title, reports and similar documents and materials, including, without limitation, Lease records and data, Well records, and division order records, Well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contract files and material correspondence to Third Parties that relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”); and

(j) all Hydrocarbons (or the proceeds from the sale of Hydrocarbons) produced from or attributable to the Leases or Wells for the period at and after the Effective Time.

For purposes of this Agreement, (i) “Third Party” means any Person, other than Sellers or Buyer, and their respective Affiliates; the term includes, but is not limited to, working interest owners, royalty owners, Lease operators, landowners, service contractors and governmental agencies; (ii) “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity; and (iii) “Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

Section 1.03 Excluded Assets. Each Seller excepts, reserves, and retains to itself all of its right, title and interest in and to the following properties and assets (the “Excluded Assets”):

(a) all corporate, financial, legal, and Tax records of such Seller, and all records and correspondence protected by or subject to attorney-client privilege; provided, that Buyer shall receive copies of any Tax records in Sellers’ possession to the extent that they relate exclusively to the Assets;

(b) all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets for the period prior to the Effective Time;

(c) subject to Section 13.04, all rights, interests, and claims that such Seller may have under any policy of insurance or indemnity, surety bond or any insurance or condemnation proceeds or recoveries from any Third Party relating to property damage or casualty loss affecting the Assets occurring prior to the Effective Time;

(d) subject to Section 13.04, all claims, whether in contract, in tort, or arising by operation of law, and whether asserted or unasserted as of the Closing Date (as defined in Section 10.01), that such Seller may have against any Person arising out of acts, omissions, or events, or injury to or death of persons or loss or destruction of or damage to property, relating in any way to the Assets that occurred prior to the Effective Time; provided, however, that no such claim may be settled, compromised, or otherwise resolved in a manner that results in an obligation borne by Buyer or the Assets on and after the Effective Time without the prior written consent of Buyer;

(e) all exchange traded futures contracts and over-the-counter derivative contracts of such Seller as to which such Seller has an open position as of the Effective Time;

(f) any and all rights to use such Seller’s names, marks, trade dress or insignia, or to use the name of such Seller, and all of such Seller’s intellectual property set forth on Exhibit F;

(g) all amounts due or payable to such Seller as adjustments to insurance premiums related to the Assets for periods prior to the Effective Time;

(h) all claims of such Seller for any Tax refunds and loss carry-forwards and carry-backs with respect to any Taxes relating to the Assets for periods prior to the Effective Time (determined in accordance with Section 9.03);

(i) all audit rights and all amounts due or payable to such Seller as refunds, adjustments, or settlements of disputes arising under the Assets or Contracts for periods prior to the Effective Time;

(j) all inventories of pipe, equipment and other personal property (i) set forth on Exhibit F or (ii) not used in connection with the Assets or with the production, treatment, sale, or disposal of Hydrocarbons, byproducts or waste produced therefrom or attributable thereto;

(k) all other interests, rights, property, and assets of such Seller not located on or used in connection with the Assets or otherwise specifically included in the definition of the Assets;

(l) all Hydrocarbons (or the proceeds from the sale of Hydrocarbons) produced from or attributable to the Leases or Wells for periods prior to the Effective Time, including any Hydrocarbons located in tanks immediately prior to the Effective Time; and

(m) the vehicles and assets of Sellers more specifically described in Exhibit F.

Article II

Purchase Price

Section 2.01 Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Sellers of the aggregate sum of $775,000,000 (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement. The adjusted Purchase Price shall be paid to Sellers at the Closing in such amounts and by means of completed federal funds transfers to the accounts designated in writing by Sellers prior to the Closing.

Section 2.02 Deposit. Within one Business Day of execution of this Agreement by Buyer and Sellers, Buyer shall deliver to the Escrow Agent a performance guarantee deposit in the amount of 5% of the Purchase Price (the “Deposit”) to be deposited in the escrow account established under the Escrow Agreement (the “Escrow Account”). The Deposit (and any interest earned thereon) shall be applied against the adjusted Purchase Price at the Closing. At the Closing, fifty percent (50%) of the Deposit shall be paid to the Sellers as part of the Purchase Price and, subject to Section 11.03 and Section 14.07, from and after the Closing Date until the later of (x) the date that is 12 months from the Closing Date and (y) the final resolution of all Claim Notices, the other fifty percent (50%) of the Deposit shall remain in the Escrow Account to partially support any indemnification obligations of the Sellers.

Section 2.03 Allocated Values. The Purchase Price is allocated among the Assets as set forth in Exhibit G attached hereto (the “Allocated Values”). Sellers and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article III and Article IV.

Section 2.04 Effective Time. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Sellers to Buyer on the Closing Date, but effective as of 7:00 a.m. local time where the Assets are located on January 1, 2017 (the “Effective Time”).

Section 2.05 Escrow Agreement. Concurrently with the execution and delivery of this Agreement, Buyer and Sellers will execute and deliver the escrow agreement, in the form attached hereto as Exhibit K, with BOKF, N.A. (the “Escrow Agent”) (the “Escrow Agreement”).

Article III

Title Matters

Section 3.01 Examination Period. Following the Execution Date until 5:00 p.m., local time in Tulsa, Oklahoma, on February 27, 2017 (the “Examination Period”), Sellers shall permit Buyer and its representatives to examine, at all reasonable times, all Records as same may now be in existence and in the possession of either Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on either Seller or such data; provided, however, that the Sellers will use their commercially reasonable efforts to develop an alternative method to produce such information to Buyer in circumstances where such restrictions on disclosure exist.

Section 3.02 Defensible Title and Permitted Encumbrances. For purposes of this Agreement, the term “Defensible Title” means, with respect to a Lease or Well included in the Assets, such ownership by Sellers in such Lease or Well that except for and subject to Permitted Encumbrances:

(a) for Wells, entitles Sellers to receive not less than the percentage set forth in Exhibit B as Sellers’ “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from the presently producing formation, all without reduction, suspension or termination of such interest throughout the productive life of such Well, except for carried interests, production payments, reversionary interests or other changes in interest in time as specifically set forth in Exhibit B;

(b) for Wells, obligates Sellers to bear no greater than the percentage set forth in Exhibit B as Sellers’ “Working Interest” of the costs and expenses relating to the maintenance, development and operation of the presently producing formation in each Well as set forth in Exhibit B, all without increase throughout the productive life of such Well, except for carried interests, production payments, reversionary interests or other changes in interest in time as specifically set forth in Exhibit B;

(c) for Leases, entitles Sellers to receive not less than the percentage set forth in Exhibit A as Sellers’ “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from the presently producing formation, all without reduction, suspension or termination of such interest throughout the productive life of such Lease, except for carried interests, production payments, reversionary interests or other changes in interest in time as specifically set forth in Exhibit A;

(d) entitles Sellers, with respect to each Lease shown on Exhibit A, to not less than the net acres set forth on Exhibit A with respect to each formation or depth shown for such Lease (“Net Acres”);

(e) entitles Sellers, with respect to each Mineral Fee Interest shown on Exhibit A-1, to not less than the net mineral acres set forth on Exhibit A-1 with respect to each formation or depth shown for such Mineral Fee Interest; and

(f) is free and clear of all liens, encumbrances and defects in title.

(g) The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i) the Leases and Contracts; provided, that the terms and conditions thereof do not, individually or in the aggregate, operate to detract from the value of or interfere with the use or ownership of the Assets subject thereto or affected thereby;

(ii) any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (B) materialman’s, mechanics’, repairmans’, employees’, contractors’, operators’ or other similar liens or charges for liquidated amounts arising in the ordinary course of business (1) that Sellers have agreed to assume or pay pursuant to the terms hereof, or (2) for which Sellers are responsible for paying or releasing at the Closing;

(iii) any liens for Taxes and assessments not yet due or payable or, the validity of which is being contested in good faith in the ordinary course of business and for which Sellers have agreed to discharge on or before Closing;

(iv) any (A) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by either Seller or over which either Seller owns rights-of-way, easements, permits or licenses, to the extent that same do not operate to individually or in the aggregate, detract from the value of or interfere with the use or ownership of the Assets subject thereto or affected thereby;

(v) lessors’ royalties, overriding royalties, carried interests, reversionary interests and similar burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or unrecorded; provided, that such matters do not operate to, individually or in the aggregate (A) reduce the Net Revenue Interests or Net Acres of any of the Assets to less than the Net Revenue Interest or Net Acres set forth in Exhibit A or Exhibit B, as applicable, or (B) increase Sellers’ Working Interest above that shown in Exhibit B without a corresponding increase in Net Revenue Interest;

(vi) required Third Party (as defined in Section 1.02 above) (A) consents or (B) notices; provided, that such consents to assignments or similar agreements with respect to which waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby or required notices have been given or such required notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such right;

(vii) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(viii) rights reserved to or vested in any Governmental Authority (as defined in Section 4.02(b)) to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities; and

(ix) any other defects and irregularities affecting the Assets which individually or in the aggregate do not (A) reduce the Net Revenue Interests or Net Acres of any of the Assets to less than the Net Revenue Interest or Net Acres set forth in Exhibit A or Exhibit B, as applicable, (B) increase Sellers’ Working Interest above that shown in Exhibit B without a corresponding increase in Net Revenue Interest, or (C) individually or in the aggregate, detract from the value of or interfere with the use or ownership of the Assets subject thereto or affected thereby.

Section 3.03 Title Defect.

(a) The term “Title Defect,” as used in this Agreement, shall mean: (i) any encumbrance, encroachment or irregularity affecting, defect in or objection to Sellers’ ownership of any Asset that causes Sellers not to have Defensible Title to such Asset; or (ii) any default by either Seller under a Lease, farmout agreement or other contract or agreement that would (A) have a material adverse effect on the operation, value or use of such Asset, or (B) prevent either Seller from receiving the proceeds of production attributable to such Seller’s interest therein.

(b) Anything in this Agreement to the contrary notwithstanding, in no event shall any of the following constitute a Title Defect: (i) defects based solely on an assertion that either of Seller’s files lack information (including title opinions); (ii) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successors of heirship or probate proceedings, unless Buyer provides a reasonable basis for the assertion that such failure or omission has resulted or could reasonably be expected to result in a Third Party’s actual and superior claim of title to the affected Asset; (iii) defects arising out of lack of survey; and (iv) defects arising out of lack of corporate or other entity authorization unless Buyer provides a reasonable basis for the assertion that the action was not authorized and that such lack of authorization has resulted in or could reasonably be expected to result in a Third Party’s actual and superior claim of title to the affected Asset.

Section 3.04 Notice of Title Defects.

(a) If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Panther reasonably promptly, but no later than the expiration of the Examination Period, of such alleged Title Defect. To be effective, such notice must (i) be in writing, (ii) be received by Panther prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail, (iv) identify the specific Asset or Assets affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer (such notice, a “Notice of Defective Interests”). Except as provided in the Warranty Deed and without limiting Buyer’s rights under Article XIV, any matters that may otherwise constitute Title Defects, but of which Panther has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(b) Upon the receipt of a Notice of Defective Interests from Buyer, Panther and Buyer shall attempt to mutually agree on a resolution with respect to any alleged Title Defect. Panther on behalf of both Sellers shall have the option, but not the obligation at the sole cost of Sellers, to attempt to cure or remove any such Title Defect prior to the Closing. In the event that Panther does not elect to cure or remove any alleged Title Defect or the Title Defect is not cured and Buyer and Panther are not able to mutually agree upon the resolution of such alleged Title Defect within ten Business Days after the last day of the Examination Period, then the alleged Title Defect shall be subject to the Purchase Price adjustment provisions set forth in Section 3.05. For purposes of this Agreement, “Business Day” means any day other than (i) a Saturday, Sunday or a federal holiday, or (ii) a day on which commercial banks in Houston, Texas are authorized or required to be closed.

(c) Unless Panther and Buyer agree otherwise, the value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below, without duplication: (i) If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii) If the Title Defect affecting a Lease causes the actual Net Acres covered by such Lease to be less than the Net Acres set forth on Exhibit A for such Lease, then the Title Defect Value shall be an amount equal to such difference in such Net Acres multiplied by the Per Net Mineral Acre Price as determined from the Allocated Value for such Lease.

(iii) If the Title Defect is that the Net Revenue Interest for a Lease is less than the Net Revenue Interest for such Lease as set forth on Exhibit A, then the Title Defect Value shall be an amount equal to the Allocated Value for such Lease multiplied by the difference of (A) 1 minus (B) a fraction, the numerator of which is the actual Net Revenue Interest of such Lease and the denominator of which is Net Revenue Interest for such Lease as set forth on Exhibit A. By way of example, in the event the Allocated Value of a Lease is $100,000, the actual Net Revenue Interest for such Lease is 74% and the Net Revenue Interest for such Lease set forth in Exhibit A is 75%, the applicable Title Defect Value for such Lease would be calculated as follows: $100,000 x (1 – 74/75) = $1,333.

(iv) If the Title Defect is that the Net Revenue Interest for a Well is less than the Net Revenue Interest for such Well as set forth on Exhibit B, then the Title Defect Value shall be an amount equal to the Allocated Value for such Well multiplied by the difference of (A) 1 minus (B) a fraction, the numerator of which is the actual Net Revenue Interest of such Well and the denominator of which is the Net Revenue Interest for such Well as set forth on Exhibit B. By way of example, in the event the Allocated Value of a Well is $100,000, the actual Net Revenue Interest for such Well is 74% and the Net Revenue Interest for such Well set forth in Exhibit B is 75%, the applicable Title Defect Value for such Well would be calculated as follows: $100,000 x (1 – 74/75) = $1,333.

(v) If a Title Defect is of a type not described in clauses “(ii),” “(iii),” or “(iv)” above, the Title Defect Value shall be determined by taking into account the Allocated Value of the Well or Lease, the portion of the Well or Lease adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Well or Lease, the values placed upon the Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation.

(vi) If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest), other than as described in Sections 3.04(c)(i) and (ii) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Value placed upon the Title Defect by Buyer and Sellers.

(vii) The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(viii) Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Lease, Well or other Asset affected thereby.

Section 3.05 Remedies for Title Defects.

(a) With respect to each Title Defect that is not cured on or before the Closing and for which Panther and Buyer are in agreement with respect to the existence of the Title Defect and the Title Defect Value, the Purchase Price shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by Panther and Buyer.

(b) If any Title Defect is in the nature of an unobtained Required Consent to assignment or other restriction on assignability, the provisions of Section 3.07 shall apply.

(c) If on or before the Closing Panther and Buyer have not agreed upon the validity of any asserted Title Defect or have not agreed on the Title Defect Value attributable thereto, then either such Party shall have the right to elect to have the validity of such Title Defect and/or such Title Defect Value determined by an Independent Expert pursuant to Section 16.03. If the validity of any asserted Title Defect or the Title Defect Value attributable thereto is not determined before the Closing, the amount of the Title Defect Value related thereto as set forth in the Notice of Defective Interests shall be paid by Buyer at Closing to the Escrow Agent, and any such amount (and any interest earned thereon) shall be paid to Buyer or Sellers, as applicable, upon the final resolution of such dispute.

(d) Notwithstanding anything to the contrary in this Agreement, (i) if the Title Defect Value of a given individual Title Defect does not exceed $100,000, then no adjustment to the Purchase Price shall be made for such Title Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Title Defects (exceeding $100,000) does not exceed 2% of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefor, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Title Defects (exceeding $100,000) does exceed 2% of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.

Section 3.06 Special Warranty of Title. Each Seller shall, severally and not jointly, agree to warrant and defend title to the Assets solely unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under such Seller, but not otherwise; subject, however, to Permitted Encumbrances.

Section 3.07 Preferential Rights and Consents to Assignment. Sellers shall use their commercially reasonable efforts (which shall not require the payment of any consideration) to obtain all Required Consents (as defined in Section 5.10) prior to the Closing and deliver any notices required in connection with preferential rights to purchase the Assets, and Buyer shall reasonably assist Sellers with such efforts. Without limiting the foregoing, Sellers shall promptly, but in any event, no later than five days after the Execution Date provide the holders of consents and preferential rights with notice of the transactions contemplated by this Agreement and request their consent to assign and/or waiver of their preferential right to purchase. To the extent any Required Consent is not obtained prior to the Closing or notices required in connection with preferential rights to purchase the Assets are not delivered, then (x) such failure shall constitute a Title Defect as to that portion of the Assets affected thereby, (y) the Purchase Price shall be reduced by an amount equal to the Title Defect Value with respect thereto and (z) the affected Assets will not be included in the sale. Following the Closing, Sellers shall continue to use their commercially reasonable efforts to obtain any Required Consent not otherwise obtained prior to the Closing and if any such unobtained Required Consent is subsequently obtained within 90 days after the Closing Date, then Sellers shall notify Buyer and an additional Closing shall be held within five Business Days following receipt of such Required Consent at which (i) Sellers shall sell, assign and convey the affected Assets to Buyer pursuant to the terms of this Agreement (using the form of Assignment) and (ii) Buyer shall pay to Sellers an amount equal to the Allocated Value of such Assets, adjusted in accordance with this Agreement. In the event of such assignment, the term “Closing Date” with respect to any such Assets shall mean the date of assignment of such Assets from Sellers to Buyer.

Section 3.08 Remedies for Title Benefits.

(a) Sellers shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 10.02(a)(i) with respect to all Title Benefits (such upward adjustment not to exceed the aggregate amount of all reductions to the Purchase Price due to Title Defects), in an amount mutually agreed upon by the Parties. For purposes of this Agreement, the term “Title Benefit” shall mean Sellers’ Net Revenue Interest in any Lease or Well that is greater than or in addition to that set forth in Exhibit A or Exhibit B, as applicable, or Sellers’ Working Interest in any Well that is less than the Working Interest set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest) or, Sellers’ Net Acres in any Lease is greater than the Net Acres on Exhibit A for such Lease. Any matters that may otherwise constitute Title Benefits, but of which Buyer has not been specifically notified by Sellers in accordance with the foregoing, shall be deemed to have been waived by Sellers for all purposes.

(b) If with respect to a Title Benefit the Parties are not deemed to have agreed on the amount of the upward Purchase Price adjustment or have not otherwise agreed on such amount on or before two Business Days prior to the Closing Date, Sellers or Buyer shall have the right to elect to have such Purchase Price adjustment determined by an Independent Expert pursuant to Section 16.03. If the amount of such adjustment is not determined pursuant to this Agreement before the Closing, the disputed portion of the Purchase Price with respect to the Asset affected by such Title Benefit shall be paid by Buyer at Closing to the Escrow Agent, and any such amount (and any interest earned thereon) shall be paid to Sellers or Buyer, as applicable, upon the final determination of the Purchase Price adjustment, if any, with respect to such Title Benefit.

(c) Notwithstanding anything to the contrary in this Agreement, (i) if the value of a given individual Title Benefit does not exceed $100,000, then no adjustment to the Purchase Price shall be made for such Title Benefit, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Title Benefits (exceeding $100,000) does not exceed 2% of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefor, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Title Benefits (exceeding $100,000) does exceed 2% of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.

Article IV

Environmental Matters

Section 4.01 Environmental Review.

(a) Buyer shall have the right to conduct or cause a consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. The scope of work comprising Buyer’s Environmental Review may include a Phase I environmental site assessment, but shall not include any sampling, intrusive test or procedure with respect to any Asset without the prior consent of Panther. Buyer shall (and shall cause Buyer’s Environmental Consultant to): (i) consult with Panther before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Panther’s operations, and (iii) comply with all applicable laws, rules, and regulations of applicable Governmental Authorities. Buyer and Seller shall cooperate and use commercially reasonable efforts (which shall not require the payment of any consideration) to obtain any Third Party consents that are required in order to perform any work comprising Buyer’s Environmental Review. Panther shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Panther. Buyer hereby agrees to release, defend, indemnify and hold harmless Sellers from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM EITHER SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) arising out of or relating to any actions by Buyer or Buyer’s Environmental Consultant during Buyer’s Environmental Review.

(b) During the period from the Execution Date until the date that is 12 months following the Closing Date (the “Restricted Period”), unless otherwise required by applicable law, Buyer shall (and shall use commercially reasonable efforts to cause Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall use commercially reasonable efforts to cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Sellers, unless otherwise required by applicable law. Unless otherwise required by law, during the Restricted Period Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant, or any Third Party to whom Buyer has provided any Environmental Information becomes legally compelled to disclose any of the Environmental Information during the Restricted Period, Buyer shall provide Panther with prompt notice sufficiently prior to any such disclosure so as to allow Sellers to file any protective order or seek any other remedy (at Sellers’ expense), as it deems appropriate under the circumstances. At the request of Panther, during the Restricted Period Buyer shall provide copies of the Environmental Information to Sellers without charge as soon as practicable after Buyer receives the Environmental Information. If this Agreement is terminated prior to the Closing, (i) at the request of Panther, Buyer shall deliver any Environmental Information to Sellers that has not been previously delivered to Panther and (ii) all of the Environmental Information delivered to Panther shall become the sole property of Sellers.

Section 4.02 Environmental Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings.

(a) “Environmental Defect” shall mean, with respect to any given Asset, an individual environmental condition that (i) constitutes a material violation of Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which such Asset is located and (ii) would, consistent with the policies and procedures of a Governmental Authority, cause such Governmental Authority to require such condition to be corrected or otherwise remediated.

(b) “Governmental Authority” shall mean the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Asset.

(c) “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(d) “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the value, as of the Closing Date, of (i) the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available, times (ii) Sellers’ Working Interest in the Asset affected by such Environmental Defect.

Section 4.03 Notice of Environmental Defects.

(a) If Buyer discovers any Environmental Defect affecting the Assets, Buyer shall notify Panther reasonably promptly, but no later than the expiration of the Examination Period, of such alleged Environmental Defect. To be effective, such notice must: (i) be in writing; (ii) be received by Panther prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in reasonable detail; (iv) identify the specific Assets affected by such Environmental Defect; (v) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant, if any; and (vi) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price.

(b) Any matters that may otherwise constitute Environmental Defects, but of which Panther has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation (as defined in Section 14.02). Upon the receipt of effective notice from Buyer pursuant to this Section 4.03, Panther and Buyer shall attempt to mutually agree on a resolution with respect to any alleged Environmental Defect. Panther on behalf of Sellers shall have the option, but not the obligation at Sellers’ sole cost, to attempt to cure any such Environmental Defect prior to the Closing. Environmental Defect prior to the Closing. In the event that Panther does not elect to cure any alleged Environmental Defect and Buyer and Panther are not able to mutually agree upon the resolution of such alleged Environmental Defect within ten Business Days after the last day of the Examination Period, then on or before two Business Days prior to the Closing Date, Panther shall give Buyer written notice of Sellers’ election to either (i) not take any action with respect to the alleged Environmental Defect, in which event the alleged Environmental Defect shall be subject to the Purchase Price adjustment provisions set forth in Section 4.04; provided that any such Purchase Price adjustment shall not exceed the Allocated Value of such Asset, or (ii) accept the Environmental Defect Value asserted in the notice with respect to such alleged Environmental Defect in full settlement for such Environmental Defect.

Section 4.04 Remedies for Environmental Defects.

(a) With respect to each Environmental Defect that is not cured on or before the Closing and for which Panther and Buyer are in agreement with respect to the existence of the Environmental Defect and the Environmental Defect Value, the Purchase Price shall be reduced by an amount equal to the Environmental Defect Value agreed upon in writing by Panther and Buyer.

(b) If on or before the Closing Panther and Buyer have not agreed upon the validity of any asserted Environmental Defect or have not agreed on the Environmental Defect Value attributable thereto, then either such Party shall have the right to elect to have the validity of such Environmental Defect and/or such Environmental Defect Value determined by an Independent Expert pursuant to Section 16.03. If the validity of any asserted Environmental Defect, or the Environmental Defect Value attributable thereto, is not determined before the Closing, the amount of the Environmental Defect Value related thereto as set forth in the notice sent from Buyer to Panther pursuant to Section 4.03(a) shall be paid by Buyer at Closing to the Escrow Agent, and any such amount (and any interest earned thereon) shall be paid to Buyer or Sellers, as applicable, upon the final resolution of such dispute.

(c) Notwithstanding anything to the contrary in this Agreement, (i) if the Environmental Defect Value for a given individual Environmental Defect does not exceed $100,000, then no adjustment to the Purchase Price shall be made for such Environmental Defect; (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Environmental Defects (exceeding $100,000) does not exceed 2% of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefor; and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Environmental Defects (exceeding $100,000) does exceed 2% of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.

Article V

Representations and Warranties of Sellers

Each respective Seller represents and warrants as to itself, severally and not jointly, to Buyer that:

Section 5.01 Seller’s Existence. Panther is a limited liability company, duly organized and validly existing under the laws of Delaware and is qualified to conduct business in the State Texas. Carrier is a limited liability company, duly organized and validly existing under the laws of Delaware and is qualified to conduct business in the State of Texas. Such Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 5.02 Legal Power. Such Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a) any provision of such Seller’s limited liability company agreement or other governing documents;

(b) any material agreement or instrument to which such Seller is a party or by which such Seller is bound; or

(c) any judgment, order, ruling or decree applicable to such Seller as a party in interest or any law, rule or regulation applicable to such Seller.

Section 5.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of such Seller. This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.04 Brokers. Evercore Partners has acted for or on behalf of Sellers in connection with this Agreement and the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise) at Closing.

Section 5.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, contemplated by or, to the knowledge of such Seller, threatened against such Seller. For purposes of this Agreement, “knowledge” means, with respect to Panther, the actual knowledge of Berry Mullennix, Roy Grossman, Jim Stone and Jeff Nevins and, with respect to Carrier, the actual knowledge of Mark Clemans.

Section 5.06 Suits. There is no suit, action, claim, investigation or inquiry by any Person and no legal, administrative or arbitration proceeding pending or, to such Seller’s knowledge, threatened against such Seller or any Affiliate of such Seller or the Assets, except as shown on Schedule 5.06.

Section 5.07 Royalties. All rentals, royalties and other payments due under the Assets have been properly and timely paid, except those amounts in suspense and which are specifically identified on Schedule 5.07. All bonuses under the Leases have been completely paid-up, with no future bonus payments due, except as specifically described on Schedule 5.07.

Section 5.08 Taxes. All material Taxes based on or measured by the ownership of the Assets or the production of Hydrocarbons from the Assets such Seller operates or the receipt of proceeds therefrom, in each case, that have become due and payable prior to the Effective Time have been paid. With respect to the Assets, there are no suits, proceedings, claims, investigations, audits, inquiries pending or threatened against such Seller by any taxing authority for Taxes. There are no outstanding liens or other encumbrances with respect to Taxes upon any of the Assets, except for Permitted Encumbrances.

Section 5.09 Capital Commitments. Except as disclosed on Schedule 5.09 or as contemplated by the Capital Plan, as of the Execution Date, there are no outstanding authorizations for expenditure or other capital commitments that are binding on the Assets and could reasonably be expected to require expenditures by Sellers after the Effective Time in excess of $250,000 net to Sellers’ Working Interest or ownership interest in the affected Asset.

Section 5.10 Required Consents and Preferential Purchase Rights. Except as disclosed on Schedule 5.10, there are no consents from Third Parties to assign, transfer or convey any Asset, the failure of which to obtain would cause (i) the assignment to Buyer of any portion of the Asset to be void or voidable, (ii) the termination of a Lease under the express terms thereof or (iii) give rise to a claim for damages as a result of the failure to obtain such consent (each such consent (other than consents and approvals by Governmental Authorities that are customarily obtained after Closing (including customary post-closing notices)), a “Required Consent”) and none of the Assets, or any portion thereof, is subject to any preferential rights to purchase that may be applicable to the transactions contemplated by this Agreement.

Section 5.11 Payouts. Schedule 5.11 contains an accurate and complete list based on Sellers’ records of the status (as of the date shown) of any payout balances for each Subject Interest that such Seller operates and is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Subject Interest or otherwise (other than due to termination of a Lease), as of the date shown on Schedule 5.11 with respect to such Subject Interest.

Section 5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth all Material Contracts to which such Seller is a party or by which any Asset operated by such Seller is subject (collectively, “Applicable Material Contracts”).

(b) Except as set forth on Schedule 5.12(b):

(i) Such Seller is not in breach or default under any Applicable Material Contract in any material respect and, to such Seller’s knowledge, no other party is in breach or default under any Applicable Material Contract in any material respect. Such Seller has made available to Buyer correct and complete copies of all Applicable Material Contracts (for the avoidance of doubt, including any amendment or modification thereto or written waiver that permanently affects any material right thereunder).

(ii) There are no hedges, swaps or other derivatives contracts entered into by such Seller that will be binding on Buyer after Closing.

(c) Each Applicable Material Contract (other than any Applicable Material Contract that will terminate or expire by its terms prior to Closing) to such Seller’s knowledge is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of Sellers and, to such Seller’s knowledge, of the other parties thereto. To such Seller’s knowledge, no event has occurred which with the passage of time or giving of notice or both that to such Seller’s knowledge, would constitute a breach or default by Sellers, or would result in a loss of rights or permit termination, modification or acceleration, under any Applicable Material Contract.

(d) For purposes of this Agreement, “Material Contract” means any Contract (excluding (x) any Leases or documents vesting Sellers or in Sellers’ chain of title and (y) with respect to clause “(i)”, “(ii)” or “(v)” below, any pooling, communitization and unitization agreements, joint operating agreements and unit operating agreements), that will survive the Closing and which is one or more of the following types:

(i) any Contract that can reasonably be expected to result in aggregate payments by a Seller net to such Seller’s interest of more than $250,000 during any calendar year or $500,000 over the term of such Contract or over 20 years for Contracts with no set expiration date;

(ii) any Contract that can reasonably be expected to result in aggregate revenues to such Seller net to such Seller’s interest of more than $250,000 during any calendar year;

(iii) any Hydrocarbon marketing, gathering, transportation, storage, exchange, processing or similar Contract that is not terminable without penalty, payment or other consideration upon 60 days or less prior written notice or which is guaranteed with minimum throughput requirements;

(iv) (x) any farmout agreement, farmin agreement, area of mutual interest agreement, exploration agreement, development agreement, participation agreement, joint venture or similar agreement, solely to the extent that any of the foregoing provide for unexpired rights to earn or acquire an interest in the Leases or Wells or any other material obligation, right or restriction that has not expired or (y) any joint operating agreement, pooling, communitization or unitization agreement or unit operating agreement;

(v) all Contracts that have outstanding drilling obligations or other commitments to perform operations on the Subject Interests or engage in continuous development;

(vi) any Contract for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Leases and Wells that is ongoing or contains any material outstanding obligation and that is not terminable without penalty, payment or other consideration upon 60 days or less prior written notice;

(vii) any Contract that is an indenture, mortgage, loan, credit or sale-leaseback, evidence of indebtedness or similar Contract, and any hedge, swap or other derivative Contract;

(viii) any Contract that involves any take or pay payment, advance payment or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, at some future time without receiving full payment therefor at or after the time of delivery or any Contract that is otherwise a call or option on production; and

(ix) any Contract for the acquisition of leases or leasehold or mineral rights or the sale, exchange or transfer of any of Asset.

Section 5.13 Wells and Equipment.

(a) If any Well has been plugged and abandoned by (i) a Seller or any of its respective Affiliates, such Well has been plugged and abandoned in all material respects in accordance with applicable law, and (ii) a Third Party, to such Seller’s knowledge, such Well has been plugged and abandoned in all material respects in accordance with applicable law. As of the Execution Date, there is no Well that is operated or has been operated by such Seller and not producing or otherwise inactive that is required to be (whether by contract, law or otherwise) plugged and abandoned. To such Seller’s knowledge, each Well has been drilled and completed at legal locations (or an approved exception location) and within the limits permitted by all applicable Leases, Contracts, and pooling or unit agreements. No Well operated by such Seller is subject to penalties on allowables on or after the Effective Time because of any overproduction.

(b) To Seller’s knowledge, subject to customary maintenance and workover procedures performed by each Seller, all currently producing Wells and equipment operated by such Seller is in all material respects in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

Section 5.14 Condemnation. There is no actual or, to such Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any Asset by reason of condemnation or eminent domain or the threat thereof.

Section 5.15 Imbalances. Schedule 5.15 sets forth all imbalances associated with any Asset operated by such Seller as of the Effective Time. Such Seller is not obligated by virtue of any take or pay payment, advance payment, prepayment or other similar payment to deliver, sell, gather, process or transport Hydrocarbons, or proceeds from the sale thereof, attributable to any Asset without receiving full payment therefor. Except as set forth on Schedule 5.15, no payment for production of Hydrocarbons attributable to any Asset operated by such Seller has been received by such Seller which is subject to refund or recoupment out of future production.

Section 5.16 Tax Partnerships. No portion of the Assets owned by such Seller (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes “partnership property” (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership. For purposes of this Section 5.16, a “tax partnership” is any entity, organization or group deemed to be a partnership within the meaning of section 761 of the Code or any similar federal statute, rule or regulation, and that is not excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code by reasons of elections made, pursuant to section 761(a) of the Code or any similar federal statutes, rules and regulations, to be excluded from the application of all such provisions.

Section 5.17 Compliance with Laws. Each Seller has owned and, to the extent it has operated any Asset, operated such Asset in material compliance with all applicable Laws (other than Environmental Laws) and, to such Seller’s knowledge, has maintained all material Permits, including air Permits, that are necessary for the ownership or operation of any Asset by such Seller. To such Seller’s knowledge, each such Permit is in full force and effect and such Seller is not in material breach thereof. For purposes of this Agreement, “Permit” means any permits, approvals or authorizations by, or filings with, Governmental Authorities.

Article VI

Representations and Warranties of Buyer

Buyer represents and warrants to Sellers that:

Section 6.01 Buyer’s Existence. Buyer is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and is qualified to conduct business in the State of Texas. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Buyer’s headquarters is located in the State of Oklahoma.

Section 6.02 Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a) any provision of Buyer’s governing documents;

(b) any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

Section 6.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite company action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.04 Brokers. No broker or finder has acted for or on behalf of Buyer or any Affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, contemplated by or, to the knowledge of Buyer, threatened against Buyer or any Affiliate of Buyer. For purposes of this Agreement and with respect to Buyer, “knowledge” means the actual knowledge of the senior executive officers of Buyer and its parent.

Section 6.06 Suits. There is no suit, action, claim, investigation or inquiry by any Person and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

Section 6.07 Qualifications. Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets and has, and shall maintain, all necessary bonds to own and operate the Assets.

Section 6.08 Funds. Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

Article VII

Sellers’ Conditions to Close

The obligations of Sellers to consummate the transaction provided for herein are subject to fulfillment on or prior to the Closing Date of each of the following conditions (which conditions may be waived by Sellers at their option):

Section 7.01 Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of such date. The Sellers shall have received a certificate to that effect, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer or Chief Financial Officer.

Section 7.02 Performance. Buyer shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing (including, for the avoidance of doubt, as set forth in Article IX). The Sellers shall have received a certificate (which may be the same certificate as that described in Section 7.01) to that effect, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer or Chief Financial Officer.

Section 7.03 Pending Matters. No suit, action or other proceeding by a Governmental Authority shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 7.04 HSR. The waiting period under the HSR Act (and all extensions thereof) shall have expired or such waiting period shall have been terminated.

Article VIII

Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for herein are subject to fulfillment on or prior to the Closing Date of each of the following conditions (which conditions may be waived by Buyer at its option):

Section 8.01 Representations. The representations and warranties of Sellers herein contained shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of such date. The Buyer shall have received a certificate to that effect, dated the Closing Date, signed on behalf of each Seller by its respective Chief Executive Officer or Chief Financial Officer.

Section 8.02 Performance. Sellers shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing (including, for the avoidance of doubt, as set forth in Article IX). The Buyer shall have received a certificate to that effect (which may be the same certificate as that described in Section 8.01), dated the Closing Date, signed on behalf of each Seller by its respective Chief Executive Officer or Chief Financial Officer.

Section 8.03 Pending Matters. No suit, action or other proceeding by a Governmental Authority shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04 HSR. The waiting period under the HSR Act (and all extensions thereof) shall have expired or such waiting period shall have been terminated.

Article IX

Additional Covenants

Section 9.01 HSR Act. If required by applicable law, each of Buyer and Sellers shall submit as soon as practicable filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). The parties shall promptly furnish each other with copies of any notices, correspondence or other written communication received by it from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. Buyer and Sellers shall use commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities in connection the HSR Act. Buyer shall pay all filing fees due in connection with any filings pursuant to the HSR Act. Other than such filing fees, Sellers and Buyer will bear their own costs and expenses relating to the compliance with this Section 9.01.

Section 9.02 Transfer Taxes. All sales, use, conveyance, transfer, real estate transfer, stamp or other similar Taxes and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the transfers of the Assets undertaken pursuant to this Agreement shall be borne 100% by Buyer. In the event that a Seller pays any Taxes allocable to Buyer under this Section 9.02, Buyer shall, within ten days of receipt of notice from the paying Party (including appropriate documentation to support such amount), reimburse such Seller for any such amount.

Section 9.03 Apportionment of Taxes. Production Taxes and similar Taxes measured by units of production, and severance Taxes, shall be apportioned to Sellers based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, before the Effective Time and to Buyer based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, for a period at or after the Effective Time; ad valorem Taxes, property Taxes and similar Taxes paid periodically shall be apportioned to Sellers based on the number of days in the applicable period falling before the Effective Time and to Buyer based on the number of days falling at or after the Effective Time; and all other Taxes shall be apportioned based upon a closing of the books as of the Effective Time with any Taxes for the period prior to the Effective Time apportioned to the Sellers and all Taxes for the period at or after the Effective Time apportioned to Buyer. The payment to the appropriate taxing authorities of all such Asset Taxes required to be paid before the Closing Date shall be made (or caused to be made) by Sellers, and the payment to the appropriate taxing authorities of all such Asset Taxes required to be paid on or after the Closing Date shall be made by Buyer. Sellers shall pay to Buyer, at least five days prior to the due date of such Asset Taxes, Sellers’ share of such Taxes to the extent such amounts were not credited to Buyer in calculating adjustments to the Purchase Price pursuant to Section 12.01.

Section 9.04 Tax Deferred Exchange. To the extent allowable by law, any combination of Sellers and/or Buyer may, by giving written notice to the other Party at least five days before the Closing, elect to effect a Tax-deferred exchange of the Assets for other qualifying properties (the “Exchange Property”) in accordance with the following:

(a) In the event either Seller makes such an election prior to the Closing, such Seller may elect, by notice to Buyer delivered five days before the Closing Date, to have the Purchase Price payable to such Seller paid to a qualified intermediary until such Seller has designated the Exchange Property. The Exchange Property shall be designated by such Seller and acquired by the qualified intermediary within the time periods prescribed in Section 1031(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall thereupon be conveyed to such Seller. In the event such Seller fails to designate and the qualified intermediary fails to acquire the Exchange Property within such time periods, the agency or trust shall terminate and the proceeds then held by the qualified intermediary shall be paid immediately to such Seller.

(b) In the event Buyer makes such an election prior to the Closing, Buyer may elect, by notice to Sellers delivered on or before the Closing Date, to have the Assets conveyed to a qualified intermediary or an exchange accommodation titleholder (as that term is defined in Rev. Proc. 2000-37 issued effective September 15, 2000).

(c) The rights and responsibilities of Sellers, Buyer and the qualified intermediary or exchange accommodation titleholder shall be documented with such agreements containing such terms and provisions as shall be reasonably determined by Sellers and Buyer to be necessary to accomplish a Tax deferred exchange under Section 1031 of the Code, subject, however, to the limitations on costs and liabilities of Buyer and Sellers set forth below. If either Seller makes a Tax deferred exchange election, Buyer and the other Seller shall not be obligated to pay any additional costs or incur any additional obligations in the acquisition of the Assets. If Buyer makes a Tax deferred exchange election, neither Seller shall be obligated to pay any additional costs or incur any additional obligations in the consummation of the transactions contemplated in this Agreement. Any such Tax deferred exchange election by any Party shall not affect the duties, rights or obligations of the other Parties, except as expressly set forth in this Section 9.04.

(d) Should either one or both Sellers or Buyer make such an election and should the Tax deferred exchange fail or be disallowed by the Internal Revenue Service for any reason, the non-electing Party’s or Parties’ sole responsibility and liability to the electing Party shall be to take such actions as are required by subsections (a), (b) or (c) above and such non-electing Party or Parties shall have no other responsibility or liability whatsoever to the electing Party; and the electing Party shall release, indemnify, defend and hold harmless the non-electing Party or Parties from any responsibility or liability related to such election except for such actions as may be required by subsections (a), (b) or (c) above.

Section 9.05 Allocation of Purchase Price for Tax Purposes. Promptly after the execution of this Agreement, Buyer will prepare and deliver to Sellers a proposed allocation of the unadjusted Purchase Price among each of the Assets in compliance with the principles of Section 1060 of the Code and the Treasury regulations thereunder. Thereafter, Buyer and Sellers will use commercially reasonable efforts to agree upon such allocation. To the extent permitted by law, such allocation of value shall be generally treated as Class V assets for purposes of Internal Revenue Service Form 8594. Such agreed allocation for any Asset shall be consistent with Section 2.03 and shall be increased or reduced as described in Articles III and IV (the “Tax Allocated Value”). Sellers and Buyer agree (a) that the Tax Allocated Values shall be used by Sellers and Buyer as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (b) that neither they nor their Affiliates will take positions inconsistent with the Tax Allocated Values in notices to governmental bodies, in audit or other proceedings with respect to Taxes unless required by applicable Law or with the consent of the other party. Buyer and Seller agree that each shall furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such party or any Affiliate thereof ten days prior to such filing.

Section 9.06 Tax Definitions. For purposes of this Agreement, the following terms shall have the definitions set forth below:

(a) The term “Tax” or “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, or charges, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax, including penalties for the failure to file any Tax Return or report and any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person, whether by contract, statute, or otherwise.

(b) The term “Asset Taxes” shall mean any and all Taxes in the nature of a severance, production, ad valorem, property or similar Tax that is attributable to the ownership of any Asset, the production or removal of Hydrocarbons, or the receipt of proceeds therefrom.

(c) The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

Section 9.07 Employee Matters. Notwithstanding anything to the contrary contained in the Confidentiality Agreement, Buyer may with Panther’s prior written consent, on or after the Execution Date, interview any employee of Panther (each, a “Permitted Employee”) and conduct any such standard employee screening and eligibility procedures with regard to any Permitted Employee as Buyer conducts with respect to candidates for employment in Buyer’s ordinary course of business; provided, however that such interviewing and screening shall not unreasonably interfere with the business of Panther.

Section 9.08 Financing Cooperation. Prior to the Closing, if reasonably requested by Buyer and solely with respect to the transactions contemplated by this Agreement, Sellers shall use their commercially reasonable efforts to assist Buyer or its Affiliates in connection with any equity or debt financing that Buyer or its Affiliates may undertake, including by providing information as reasonably requested by Buyer to support any such equity or debt financing and by making senior executive officers available as reasonably requested by Buyer to discuss the Assets with the providers of any such debt financing or the underwriters of any such equity financing. Notwithstanding the foregoing, Sellers shall be under no obligation pursuant to this Section 9.08 or any other provision of this Agreement, to (a) assist Buyer or its Affiliates in the preparation of any offering documents, bank information memoranda or similar marketing documents, or (b) participate in drafting sessions or rating agency presentations.

Article X

The Closing

Section 10.01 Time and Place of the Closing. Subject to the satisfaction or waiver in writing of the conditions set forth in Articles VII and VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Panther, whose address is 6100 South Yale Avenue, Suite 600, Tulsa, Oklahoma 74136 on a date to be determined by Buyer, but, (unless the Parties may otherwise agree) in any event no earlier than the twelfth Business Day after the end of the Examination Period and no later than two Business Days following the satisfaction or waiver in writing of the conditions set forth in Articles VII and VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver in writing of those conditions) (the “Closing Date”).

Section 10.02 Adjustments to Purchase Price at the Closing.

(a) At the Closing, the Purchase Price shall be increased by the amounts provided for in this Agreement or agreed upon by Buyer and Sellers (including, without limitation, pursuant to Section 12.01).

(b) At the Closing, the Purchase Price shall be decreased by (i) all downward Purchase Price Adjustment for Title Defects and Environmental Defects determined in accordance with Article III and Article IV and (ii) any other amount provided for in this Agreement or agreed upon by Buyer and Seller (including, without limitation, pursuant to Section 12.01).

(c) At the Closing, the Purchase Price shall be decreased by the amount of the minerals lease bonus to be paid pursuant to the Letter Agreement dated May 6, 2016 by and between August C. Sievers, Jr., Trustee, Lessor, and Providence Energy Partners III, LP, Lessee, and further as to paragraphs 18 and 19 of those certain Oil and Gas Leases identified on Exhibit A as Panther File No. 4222-0012-002 and 4222-0013-002.

(d) The adjustments described in Sections 10.02(a), (b) and (c) are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.03 Closing Statement. Not later than two Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments (the “Statement”). At the Closing, Buyer shall pay the Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected on the Statement.

Section 10.04 Actions of Sellers at the Closing. At the Closing, Sellers shall:

(a) execute, acknowledge and deliver to Buyer the Assignment (in a form substantially similar to Exhibit H to this Agreement), the Warranty Deed (in a form substantially similar to Exhibit I to this Agreement), the Mineral Deed (in a form substantially similar to Exhibit J to this Agreement) and such other instruments (in form and substance mutually agreed upon by Buyer and Sellers) as may be reasonably necessary to convey the Assets to Buyer, including any state, federal or agency form assignments necessary to convey the Assets to Buyer;

(b) execute, acknowledge and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time as reasonably requested by Buyer prior to the Closing Date;

(c) deliver to Buyer possession of the Assets;

(d) execute and deliver to Buyer an affidavit from each Seller meeting the requirements of Treasury Regulations Section 1445-2(b);

(e) deliver to Buyer appropriate change of operator forms on those Assets operated by Panther;

(f) execute and deliver to Buyer a copy of the termination agreement with respect to the Joint Exploration Agreement by and between Panther and Carrier;

(g) execute and deliver to Buyer the Transition Services Agreement in the form attached hereto as Exhibit L;

(h) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby; and

(i) deliver to Buyer copies of all mortgage releases, lien releases and UCC-3 termination statements, in each case, in form and substance reasonably satisfactory to the Buyer, to evidence the release and discharge of all liens on the Assets.

Section 10.05 Actions of Buyer at the Closing. At the Closing, Buyer shall:

(a) deliver to Sellers the Purchase Price (as adjusted pursuant to the provisions hereof) less the Deposit (and any interest earned thereon) by wire transfer to an account designated in writing by Sellers; and

(b) execute, acknowledge and deliver the Assignment, the Warranty Deed, the Mineral Deed and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby, including any state, federal or agency form assignments necessary to convey the Assets to Buyer.

Article XI

Termination; Specific Performance

Section 11.01 Right of Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written consent of all of the Parties;

(b) by Buyer or Sellers if the Closing shall not have occurred on or before March 24, 2017 at 3:00 pm, central;

(c) by any Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of any of the transactions contemplated herein and such order, judgment or decree has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.01(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(d) by any Party if there shall be any applicable law enacted, promulgated, issued or deemed applicable to the transactions contemplated herein by any Governmental Authority that would make the consummation of the transactions contemplated herein illegal;

(e) by Sellers if (i) Buyer has asserted, prior to the expiration of the Examination Period, Purchase Price adjustments on account of Title Defects and Environmental Defects and such defects are not cured by Sellers prior to the Closing Date or (ii) there has been a casualty event and, with respect to the foregoing clauses “(i)” and “(ii)”, the aggregate amount of the Title Defect Value, Environmental Defect Value and Casualty Value exceeds 10% of the Purchase Price;

(f) by Buyer if (i) the actual amount of Purchase Price adjustments on account of Title Defects and Environmental Defects that are not cured by Sellers prior to the Closing Date or (ii) there has been a casualty event and, with respect to the foregoing clauses “(i)” and “(ii)”, the aggregate amount of the Title Defect Value, Environmental Defect Value and Casualty Value exceeds 15% of the Purchase Price;

(g) by Buyer upon written notice to Sellers at any time after the date the Closing should have been consummated pursuant to Section 10.01, if (i) the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided, that each such condition is then capable of being satisfied at the date that such notice is provided to Sellers) have been satisfied or waived, (ii) Buyer has confirmed irrevocably in such written notice to Sellers that (A) all such conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided, that each such condition is then capable of being satisfied at the date that such notice is provided to Sellers) and (B) Buyer stands, and will stand (through the period specified below in clause “(iii)”), ready, willing and able to consummate the transactions contemplated by this Agreement and (iii) Sellers fail to consummate the transactions contemplated by this Agreement by 4:00 p.m. Houston, Texas time two Business Days after the delivery of such notice;

(h) by Sellers upon written notice to Buyer at any time after the date the Closing should have been consummated pursuant to Section 10.01, if (i) the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided, that each such condition is then capable of being satisfied at the date that such notice is provided to Buyer) have been satisfied or waived, (ii) the Sellers have confirmed irrevocably in such written notice to Buyer that (A) all such conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided, that each such condition is then capable of being satisfied at the date that such notice is provided to Buyer) and (B) the Sellers stand, and will stand (through the period specified below in clause “(iii)”), ready, willing and able to consummate the transactions contemplated by this Agreement and (iii) Buyer fails to consummate the transactions contemplated by this Agreement by 4:00 p.m. Houston, Texas time two Business Days after the delivery of such notice; or

(i) by either Party upon written notice of termination to the other Party, if there has occurred: (i) a breach by the other Party of any representation or warranty contained herein, or (ii) a breach by the other Party of any of the covenants or agreements in this Agreement; provided that (x) such breach (under either clause (i) or (ii)) if uncured prior to the Closing would entitle the non-breaching Party not to consummate the transactions contemplated herein under Article VII or Article VIII, as applicable, (y) the terminating Party is not then itself in material breach of any provision of this Agreement and (z) such breach has not been cured within 30 days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b) or (c) above if such Party is at such time in material breach of any provision of this Agreement.

Section 11.02 Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Section 11.03, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except Buyer’s indemnity and confidentiality obligations contained in Section 4.01, Buyer’s obligations under the Confidentiality Agreement (as defined in Section 17.04) and Sections 11.02, 17.03 and 17.11 shall continue pursuant to their terms; provided, however, that a termination of this Agreement shall not relieve any Party from any liability for Losses (as defined in Section 14.03) incurred as a result of an actual or intentional fraud with respect to the making of any representation or warranty in this Agreement (“Fraud”) or material breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

Section 11.03 Termination Damages.

(a) If Sellers exercise their option to terminate this Agreement pursuant to Section 11.01(h) or Section 11.01(i), Sellers shall be entitled to retain the Deposit, as liquidated damages (“Sellers’ Damage Amount”), on account of Buyer’s failure to perform its obligations under this Agreement and consummate the Closing. Buyer and Sellers acknowledge and agree that (i) Sellers’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) Sellers’ Damage Amount is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

(b) Notwithstanding anything to the contrary in this Agreement, but subject in all respects to Section 11.04 and the proviso in this sentence, (i) an order of specific performance or other equitable relief in accordance with Section 11.04 and (ii) the valid termination of this Agreement pursuant to this Article XI and if, as and when required pursuant to this Section 11.03, receipt and payment of the Sellers’ Damage Amount, if applicable, together with the payment of any amounts due pursuant to Section 11.05, shall be the sole and exclusive remedy of the Sellers and their Affiliates suffered as a result of the failure of the Closing to be consummated or for a breach or failure by Buyer to perform hereunder or otherwise, in either case that resulted in failure of the Closing to be consummated and upon payment of the Sellers’ Damage Amount, if applicable, and payment of any amounts payable pursuant to Section 11.05, if applicable, none of the Buyer or its Affiliates shall have any further liability or obligation to the Sellers or their Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof); provided, that nothing herein shall impair the rights and remedies of the Sellers with respect to (i) those provisions that survive termination in accordance with Section 11.02, (ii) Fraud or material breach by the Buyer of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to the termination of this Agreement pursuant to Section 11.01 and (iii) Article XIV. For the avoidance of doubt, the Sellers may simultaneously or at different times pursue specific performance pursuant to Section 11.04 and the Sellers’ Damage Amount, if applicable; provided, that in no event shall Sellers be entitled to both (x) payment of the Sellers’ Damage Amount, if applicable, and (y) specific performance pursuant to Section 11.04 which results in the consummation of the Closing.

Section 11.04 Specific Performance. Each Party hereby agrees that if the other Party violates or threatens to violate any of the provisions of this Agreement, it would be difficult to determine the entire cost, damages or injuries which such Party and its Affiliates would sustain. Furthermore, each Party acknowledges that if it violates or threatens to violate any of the provisions of this Agreement, the other Party may have no adequate remedy at law. In that event, each Party shall have the right, in addition to any other rights that may be available to it, to obtain in any court of competent jurisdiction injunctive relief to restrain any violation or threatened violation by the other Party of any provision of this Agreement or to compel specific performance by the other Party of one or more of their obligations under this Agreement (and any requirements for posting of bonds or other security for injunction or other equitable remedy are hereby expressly waived). Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to specifically enforce the terms and provisions of this Agreement or to enforce compliance with the covenants and agreements of each Party under this Agreement. No Party shall be required to provide any bond or other security, or to show irreparable harm, in connection with seeking an injunction or other equitable remedy to enforce specifically the terms and provisions of this Agreement. The Parties hereto further agree that by seeking the remedies provided for in this Section 11.04, including by the institution of a court proceeding, no Party shall in any respect waive its right to seek any other form of relief that may also be available to it under this Agreement in the event that the remedies provided for in this Section 11.04 are not available or otherwise are not granted. Nothing set forth in this paragraph shall require a Party to institute any proceeding for (or limit such Party’s right to institute a proceeding for) specific performance prior or as a condition to exercising any termination right under Section 11.01, nor shall the commencement of any proceeding pursuant to this Section 11.04 restrict or limit such Party’s right to subsequently terminate this Agreement in accordance with this Section 11.01 if specific performance is not provided for any reason or if such Party dismisses, withdraws or terminates such proceeding. The obtaining (but not the seeking) by a Party of specific performance shall foreclose the right of such Party to obtain a money judgment or any other remedy available at law or in equity against the other Party for any damage that may result from the violation of the Agreement for which the right of specific performance arose.

Section 11.05 Attorneys’ Fees, Etc. If any Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.

Article XII

Post Closing Obligations

Section 12.01 Allocation of Expense and Revenues.

(a) Provided that the Closing occurs, appropriate adjustments shall be made between Buyer and Sellers so that (i) Buyer will receive all proceeds from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time, net of all applicable production, severance, and similar taxes, and Buyer shall be responsible for all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Effective Time, including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating or other agreements (regardless of whether a Seller or an Affiliate of a Seller serves as operator prior to the Closing), and (ii) Sellers will receive all proceeds from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all applicable production, severance, and similar taxes, and Sellers shall be responsible for all costs and expenses that are incurred in the ownership or operation of the Assets prior to the Effective Time.

(b) In addition to but without duplication of the foregoing, Sellers will be paid (i) the amount as of the Effective Time of all prepaid Asset Taxes and any prepaid costs, including rentals and insurance premiums attributable to the Assets, insofar as such prepaid costs relate to periods of time after the Effective Time (as determined in the case of Asset Taxes pursuant to Section 9.03), and (ii) the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage above the inlet connection or upstream of the applicable sales meter on the Closing Date.

(c) In addition to but without duplication of the foregoing, Buyer will be paid (i) an amount equal to all unpaid Asset Taxes that are attributable to periods of time prior to the Effective Time (as determined pursuant to Section 9.03), which amounts shall, to the extent not actually assessed, be computed based on such Asset Taxes for the preceding taxable period (such amount to be determined pursuant to Section 9.03 for the period of Sellers’ and Buyer’s ownership before, at and after the Effective Time), and (ii) an amount equal to all cash in, or attributable to, suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 14.02.

(d) In addition to the foregoing, appropriate adjustments shall be made between Buyer and Sellers so that any production or pipeline imbalances attributable to the Assets, if any, with respect to periods prior to the Effective Time are borne solely by Sellers and any such imbalances, if any, with respect to periods on and after the Effective Time are borne solely by Buyer.

(e) All Tax credits (including Tax credits for horizontal wells) applicable to the Assets for periods prior to the Effective Time shall be allocated to and for the benefit of Sellers, provided that such credits shall be given at such time as taken by Buyer and granted by the taxing authorities. All Tax rebates and refunds applicable to the Assets for periods prior to the Effective Time shall be allocated to and for the benefit of Sellers, provided that such rebates or refunds are actually received by Buyer.

(f) All amounts due under this Section 12.01 will be settled initially at Closing and finally accordance with Final Accounting Statement under Section 12.02; provided, however, to the extent Buyer takes a Tax credit or receives a Tax refund or rebate to which Sellers are entitled pursuant to Section 12.01(e) after the Final Accounting Statement is settled, Buyer shall promptly make a payment to Sellers in the amount of such Tax credit, refund or rebate.

Section 12.02 Final Accounting Statement.

(a) On or before 90 days after the Closing Date, Sellers shall prepare and deliver to Buyer a post-closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period between the Effective Time and the Closing (the “Accounting Statement”). The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date and the allocation of revenues and expenses as determined in accordance with Section 12.01. To the extent reasonably required by Sellers, Buyer shall assist in the preparation of the Accounting Statement. Sellers shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Accounting Statement in order to permit Buyer to perform or cause to be performed an audit. The Accounting Statement shall become final and binding upon the Parties on the 30th day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Sellers prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Sellers in a timely manner, then the Parties shall resolve the Dispute (as defined in Section 16.01) evidenced by the Notice of Disagreement in accordance with Article XVI.

(b) Within five Business Days after the Final Accounting Statement becomes final, Sellers shall pay to Buyer or Buyer shall pay to Sellers in immediately available funds the net amount due. For purposes of this Agreement, the term “Final Accounting Statement” shall mean (i) the Accounting Statement sent by Sellers to Buyer unless

Buyer gives a Notice of Disagreement in accordance with Section 12.02(a), or (ii) upon resolution of any Dispute contained in such Notice of Disagreement, the revised Accounting Statement reflecting such resolution, which the Parties shall issue, or cause the Independent Expert to issue.

Section 12.03 Further Cooperation.

(a) Sellers shall deliver electronic Records within one Business Day after Closing and shall make the physical Records available to be picked up by Buyer at the offices of Panther during normal business hours within five Business Days after the Closing to the extent the Records are in the possession of Sellers and are not subject to contractual restrictions on transferability; provided, however, that the Sellers will use their commercially reasonable efforts to cooperate with Buyer (which shall not require the payment of any consideration or undertaking of any extraordinary obligation) to develop an alternative method to produce such information to Buyer in circumstances where such restrictions on disclosure exist. Sellers shall have the right to retain copies of any of the Records and the rights granted under Section 17.05.

(b) After the Closing Date, each Party, at the request of the other and without additional consideration, shall take such actions and shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

Article XIII

Operation of the Assets

Section 13.01 Operations after Effective Time. Panther agrees, from and after the Execution Date until the Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer, that it shall operate as a reasonable and prudent operator in compliance with all laws, the terms and conditions of the Leases and contracts, and otherwise in the ordinary course of business consistent with past practice and consistent with the capital plan as set forth on Schedule 13.01 (the “Capital Plan”). Without limiting the generality of the foregoing and except as otherwise expressly required by this Agreement or the Capital Plan, during the period from the Execution Date to the Closing, Panther shall:

(a) not propose or commit to any new operation reasonably anticipated to require future capital expenditures in excess of $250,000 net to the Sellers’ Working Interest or ownership interest in the affected Asset or make or commit to make any other capital expenditure (or series of related capital expenditures) in excess of $250,000 net to Sellers’ Working Interest or ownership interest in the affected Asset;

(b) maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

(c) other than in the ordinary course of business, not (i) voluntarily terminate, materially amend or waive any material right under or extend any Applicable Material Contracts or Lease or (ii) execute any Material Contract;

(d) maintain insurance coverage presently furnished by Third Parties in the amounts and of the types presently in force;

(e) use commercially reasonable efforts to maintain in full force and effect all Leases that are presently producing in paying quantities;

(f) use commercially reasonable efforts to continue to drill and complete Wells in accordance with the Capital Plan and to continue to lease in accordance with Sellers’ existing leasing program related to the Subject Interests;

(g) maintain all material Permits, bonds and guaranties, and make all filings that are required to be made under applicable law;

(h) not transfer, sell, hypothecate, encumber or otherwise dispose of any Assets, individually or in the aggregate, with a replacement cost in excess of $100,000, except for sales and dispositions of Hydrocarbons and obsolete equipment made to any Person that is not Sellers or any Affiliate of Sellers in the ordinary course of business consistent with past practices;

(i) participate in any operation or activity proposed with respect to any Asset which could result in any Asset becoming subject to a penalty or forfeiture as a result of an election not to so participate (except if participating in such operation or activity would result in a breach of clause (a), Sellers have provided Buyer with notice of such operation or activity and Buyer has not provided Seller with notice to proceed with such operation or activity);

(j) not grant or create any preferential right or other similar transfer restriction with respect to any Asset;

(k) not plug or abandon any Well located on the properties included in the Assets without Buyer’s prior written consent unless required to do so by an applicable law, authorized regulatory agency or court; and

(l) not commit to, authorize, propose or enter into an agreement if the performance thereof would result in breach of any of the foregoing.

In order to reimburse Panther for administrative overhead expenses incurred in order to operate the properties included in the Assets in accordance with this Section 13.01 from the Effective Time to the Closing Date, Buyer shall pay Panther a fee of $1,000 per month for each Well operated, prorated for any partial month.

Requests for approval of any action restricted by this Section 13.01 shall be delivered to the following individual in writing, who shall have full authority to grant or deny such requests for approval on behalf of Buyer.

Matt Hinson

Vice President – Asset Team

WPX Energy, Inc.

3500 One Williams Center

Tulsa, OK 74172

(539) 573-0170

matthew.hinson@wpxenergy.com

With a copy to:

Don Davis

Business Development Manager

WPX Energy, Inc.

3500 One Williams Center

Tulsa, OK 74172

(539) 573-2474

donald.davis@wpxenergy.com

Buyer’s approval of any action restricted by this Section 13.01 shall be considered granted within five Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ notice) after Sellers’ notice to Buyer in accordance with this Section 13.01 requesting such consent unless Buyer notifies Sellers to the contrary during such five Business Day period or such shorter time, as applicable. In the event of an emergency with respect to injury to life, property or the environment, Sellers may take such action in violation of this Section 13.01 as a prudent operator would take and that is necessary to mitigate the effects of such emergency or terminate such emergency and shall notify Buyer of such action promptly thereafter.

Section 13.02 Limitations on the Operational Obligations and Liabilities of Seller.

(a) From and after the Execution Date and until the Closing, and subject to the provisions of applicable operating and other agreements, Panther shall use its reasonable efforts to operate the Assets and use its reasonable efforts to cause any other operators to operate and administer the Assets in a manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.

(b) Buyer acknowledges that Panther owns undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XIII, nor shall any action required by a vote of working interest owners constitute such a violation so long as Panther has voted its interests in a manner that complies with the provisions of this Article XIII. To the extent that Panther is not the operator of any of the Assets, the obligations of Panther in this Article XIII shall be construed to require that Panther use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

Section 13.03 Operation of the Assets After the Closing. It is expressly understood and agreed that Panther shall not be obligated to continue operating any of the Assets following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing. Panther shall make its personnel available to Buyer prior to the Closing as may be reasonably necessary to assist in the transition if Buyer becomes the operator. Without implying any obligation on Panther’s part to continue operating any Assets after the Closing, if Panther elects to continue to operate any Assets following the Closing at the request of Buyer, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, such continued operation by Panther shall be for the account of Buyer, at the sole risk, cost and expense of Buyer. Panther, as a part of the Assumed Obligations, is hereby released and indemnified by Buyer from all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM PANTHER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) with respect to (a) such continued operations by Panther, (b) Buyer’s assumption of operations from Panther, and (c) compliance with the terms of any applicable joint operating agreement related to the election of a successor operator. Notwithstanding anything to the contrary contained herein, concurrent with Closing, Panther will resign as operator of any Wells within the Assets that Panther currently operates.

Section 13.04 Casualty Loss.

(a) If after the Execution Date and prior to the Closing Date (i) any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, and the Casualty Value of such individual casualty or taking is 2% of the Purchase Price or less or (ii) any downhole Subject Interest regardless of the amount of loss is destroyed or otherwise impaired by casualty (other than by blowout), this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction and Buyer shall accept as compensation all sums paid to Sellers by Third Parties by reason of such casualty or taking, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and Sellers shall assign, transfer and set over unto Buyer all of the rights, title and interest of Sellers in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such casualty.

(b) If, after the Execution Date but prior to the Closing Date, any portion of the Subject Interests (i) is destroyed or otherwise impaired by casualty (other than downhole destruction or impairment through downhole risks other than blowouts) or (ii) is taken in condemnation or under right of eminent domain, and the Casualty Value of such individual casualty or taking exceeds 2% of the Purchase Price, the Parties shall proceed with the transactions contemplated by this Agreement and (x) in the case of a Subject Interest taken by condemnation or right of eminent domain, the Purchase Price shall be reduced by the Casualty Value of such Subject Interest or (y) in the case of a Subject Interest being destroyed or otherwise impaired by casualty (other than downhole destruction or impairment through downhole risks other than blowouts), Sellers may elect prior to Closing either (A) to cause the Subject Interests affected by any Casualty to be repaired or restored, at Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (B) to pay to Buyer all sums paid to such Seller by third Persons by reason of the casualty, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and Sellers shall assign, transfer and set over unto Buyer all of the rights, title and interest of Sellers in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such casualty.

(c) The term “Casualty Value” shall mean (i) as to any Subject Interests taken in condemnation or under right of eminent domain, the Allocated Value of such Subject Interest, and (ii) as to any Subject Interests destroyed or otherwise impaired by casualty, the amount of the costs and expenses associated with repairing or restoring the Subject Interests affected by such casualty, and, in the case of clause “(ii),” such Casualty Value shall be determined before the Closing by Buyer and Sellers in good faith, or if Buyer and Sellers are not able to agree on such amount, by an independent firm with experience involving the performance of services of the type necessary to repair or restore the Subject Interests affected by such casualty on oil and gas properties reasonably acceptable to Sellers and Buyer. The determination of the Casualty Value shall be determined based on and giving due consideration of, and shall not exceed, the Allocated Value of the Subject Interest to which such casualty relates.

(d) As promptly as practicable, but in no event later than the earlier of (i) three Business Days after Sellers receives notice of a casualty or (ii) Closing, Sellers shall inform Buyer of such casualty.

Section 13.05 Operatorship. Concurrent with Closing, Panther will send out notifications of its resignation as operator and nomination of Buyer as successor operator for all Wells Panther currently operates and is selling to Buyer pursuant to this Agreement. Sellers make no representation and/or warranty to Buyer as to the transferability or assignability of operatorship of such Wells. Buyer acknowledges that the rights and obligations associated with such Wells are governed by applicable agreements and that operatorship will be determined by the terms of those agreements.

Article XIV

Obligations and Indemnification

Section 14.01 Retained Obligations. From the date of the Closing until the date that is twelve (12) months from the date of the Closing (the “Retention Period”), and not thereafter, each Seller shall retain: (a) all obligations and liabilities of such Sellers for the payment or improper payment of royalties, rentals and other similar payments under the Leases relating to the Subject Interests accruing prior to the Effective Time; (b) all obligations of such Seller under the Contracts for (i) overhead charges related to periods prior to the Effective Time, (ii) costs and expenses incurred prior to the Effective Time for goods and services provided prior to the Effective Time, and (iii) other payment obligations that accrue or become due prior to the Effective Time, other than suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 14.02; (c) all liability of such Seller to Third Parties for personal injury or death to the extent occurring prior to the Closing Date as a result of the operation of the Assets; (d) Asset Taxes attributable to the period of time prior to the Effective Time; and (e) all litigation existing as of the Closing Date (collectively, the “Retained Obligations”).

Section 14.02 Assumed Obligations. At the Closing, Buyer shall assume all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof (other than the Retained Obligations), whether attributable to periods before, at or after the Effective Time, including, without limitation, those arising out of: (a) the ongoing obligations under the Easements, Contracts or Leases comprising part of the Assets; (b) gas imbalances; (c) suspense accounts; (d) Asset Taxes; (e) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time; (f) obligations to properly plug and abandon or re-plug or re-abandon or remove Wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets; (g) obligations to restore the surface of the Subject Interests and obligations to remediate or bring the Subject Interests into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Subject Interests), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Effective Time; and (h) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement (collectively, the “Assumed Obligations”). Notwithstanding anything contained herein to the contrary, except with respect to those Retained Obligations for which notice is given pursuant to Section 14.05(a), all Retained Obligations shall be deemed to be Assumed Obligations on the date on which the Retention Period ends.

Section 14.03 Buyer’s Indemnification. Following the Closing, Buyer shall hold harmless and indemnify each Seller, its managers, officers, directors, employees, agents, partners, representatives, members, Affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against, and shall compensate and reimburse each Seller Indemnitee for, any and all claims, damages, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and reasonable attorneys’ fees) (collectively, “Losses”) as a result of, arising out of, or related to (a) the Assumed Obligations, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES, (b) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, or (c) the breach of any covenant of Buyer contained in or made pursuant to this Agreement that is to be performed after the Closing Date.

Section 14.04 Sellers’ Indemnification. Following the Closing and subject to Section 14.05, each Seller shall severally, and not jointly, hold harmless and indemnify Buyer, its officers, directors, employees, agents, representatives, members, shareholders, Affiliates and subsidiaries (collectively, the “Buyer Indemnitees”) from and against, and shall compensate and reimburse each Buyer Indemnitee for, any and all Losses as a result of, arising out of, or related to (a) the Retained Obligations of such Seller, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES, (b) the inaccuracy or breach of any representation or warranty of such Seller contained in or made pursuant to this Agreement, (c) the breach of any covenant of such Seller contained in or made pursuant to this Agreement that is to be performed after the Closing Date, or (d) the matters set forth on Schedule 5.06.

Section 14.05 Limits on Indemnification.

(a) Other than any such indemnification obligation under Section 14.04(d), Sellers’ indemnification obligation under Section 14.04 shall only apply if Buyer has provided Sellers with written notice in accordance with Section 14.07 claiming indemnification within twelve (12) months of the Closing.

(b) No Buyer Indemnitees shall be entitled to make any claim for indemnification under Section 14.04(b) or Section 14.04(c) with respect to Section 13.01 in respect of any Individual Matter unless such claim is for Losses in an amount in excess of $250,000. For purposes of this Agreement, “Individual Matter” means any indemnification claim or series of indemnification claims arising from the same underlying event or circumstance.

(c) If the total amount of all Losses that Buyer Indemnitees have the right to assert against Sellers under Section 14.04(b) or Section 14.04(c) with respect to Section 13.01 (“Buyer Losses”) does not exceed 3% of the Purchase Price (the “Basket”), then Sellers shall have no obligation under Section 14.04(b) or Section 14.04(c) with respect to Section 13.01 with respect to any such Losses. If the total amount of all Buyer Losses exceeds the Basket, then Sellers’ obligations under Section 14.04(b) and/or Section 14.04(c) with respect to Section 13.01 shall be limited to the amount by which the aggregate amount of all Buyer Losses exceeds the amount of the Basket.

(d) The obligations of Sellers under Section 14.04(b) and/or Section 14.04(c) with respect to Section 13.01 shall be limited to 10% of the Purchase Price.

(e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE ENTITLED TO RECEIVE ANY PUNITIVE, CONSEQUENTIAL, SPECIAL, EXEMPLARY DAMAGES, LOST PROFITS OR LOST REVENUES UNLESS THE SAME ARE ACTUALLY PAID TO A THIRD PARTY PURSUANT TO A CLAIM FOR WHICH A PARTY IS SEEKING INDEMNIFICATION HEREUNDER, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY OR PARTIES. NOTWITHSTANDING THE FOREGOING, THIS SECTION 14.05(e) SHALL NOT RESTRICT A BUYER INDEMNITEE’S ABILITY TO RECOVER ACTUAL, DIRECT DAMAGES FROM THE SELLERS UNDER THIS AGREEMENT INCLUDING FOR DIMINUTION IN VALUE OF AN ASSET.

Section 14.06 Exclusive Remedies with Respect to Representations and Warranties. Except in the case of Fraud, the rights and remedies of the Parties under this Article XIV are exclusive and in lieu of any and all other rights and remedies which any Party may have under this Agreement or otherwise against any other Party with respect to the transactions contemplated herein for monetary relief with respect to any breach of any representation or warranty. This Section 14.06 shall in no way limit the rights or remedies available to any Party with respect to the breach of any agreement or covenant of any other Party contained herein, including any equitable remedy available to such Party.

Section 14.07 Notices and Defense of Indemnified Matters.

(a) Each Party claiming it is entitled to indemnification hereunder (the “Indemnitee”) shall promptly notify the Party or Parties from which it is seeking indemnification (the “Indemnitor”) of any matter of which it becomes aware and for which it is entitled to indemnification under this Agreement (a “Claims Notice”). Each Claims Notice shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under Article XIV or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting such Indemnitee’s claim; and (iii) if practicable, contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Losses that the Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee from time to time, being referred to as the “Claimed Amount”). The Indemnitor shall respond (a “Claim Response”) to the Claims Notice during the 20 day period commencing upon delivery by an Indemnitee of a Claims Notice. If in the Claim Response the Indemnitor agrees that the full Claimed Amount is owed to the Indemnitee or that part, but not all of the Claimed Amount is owed to the Indemnitee (such partial amount, the “Agreed Amount”), such amount shall be paid to the Indemnitee in accordance with Section 14.07(c). If in the Claim Response, the Indemnitor does not agree that the Claimed Amount is owed to the Indemnitee or that only an Agreed Amount is owed to the Indemnitee, the Indemnitor and the Indemnitee shall attempt in good faith to resolve the dispute related to the contested amount within 30 days after the date on which the Indemnitor delivers a Claim Response (or such longer period as the Indemnitee and the Indemnitor may mutually agree in writing). If the Indemnitee and the Indemnitor resolve such dispute during such period, then their resolution of such dispute shall be binding on the Parties and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnitor. Following execution of the settlement agreement, the Stipulated Amount shall be paid to the Indemnitee in accordance with Section 14.07(c). If the Indemnitor and the Indemnitee are unable to resolve their dispute at the end of such 30-day period (or such longer period as the Indemnitee and the Indemnitor may mutually agree in writing) such dispute shall be submitted to the Independent Expert for resolution pursuant to Section 16.03. Upon the resolution of such dispute by the Independent Expert, any amounts owing to the Indemnitee shall be paid in accordance with Section 14.07(c).

(b) On the date that is 12 months from the Closing Date, Buyer and Sellers shall issue a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to the Sellers the amount remaining in the Escrow Account as of such date, less the aggregate Claimed Amounts set forth in any Claims Notices that have been asserted, but not resolved prior to such date. Upon the final resolution of all such Claims Notices pursuant to this Agreement, Buyer and Sellers shall issue a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to the Sellers the amount remaining in the Escrow Account.

(c) Any indemnification of the Seller Indemnitees pursuant to this Article XIV shall be delivered by Buyer to Panther by wire transfer of immediately available funds to an account designated by Panther within five days after the determination thereof. Any indemnification of the Buyer Indemnitees pursuant to this Article XIV shall be delivered to Buyer from the Escrow Account in accordance with the terms of the Escrow Agreement by wire transfer of immediately available funds to an account designated by Buyer within five days of determination thereof. Subject to Section 14.05, if the funds remaining in the Escrow Account are insufficient to cover the full amount owing to a Buyer Indemnitee pursuant to this Article XIV, then Sellers shall pay the amount of such shortfall to Buyer by wire transfer of immediately available funds to an account designated by Buyer within five days of determination thereof.

(d)

(i) In order for an Indemnitee to be entitled to any indemnification provided for under this Article XIV in respect of a claim or demand made by any non-Affiliated Person against the Indemnitee (a “Third-Party Claim”), such Indemnitee must provide a Claims Notice to the Indemnitor with respect to such the Third-Party Claim as promptly as reasonably possible after receipt, but in no event later than ten Business Days after receipt by such Indemnitee of notice of the Third-Party Claim; provided, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnitor, within five Business Days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(ii) Within 30 days after receipt of a Claims Notice regarding a Third-Party Claim, the Indemnitor may, at such Indemnitor’s option and expense, participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided, however, that the Indemnitor may not assume and conduct the defense of such Third-Party Claim if a material part of such Third-Party Claim (x) seeks an injunction or other equitable relief (other than equitable claims that are ancillary to claims for monetary damages which are the primary relief sought) or (y) is asserted directly by, or on behalf of, a Person that has a business relationship with the Indemnitee or, if the Indemnitee is a Buyer Indemnitee, relates to the Assets purchased hereunder. Should an Indemnitor so elect to assume the defense of a Third-Party Claim, the Indemnitor shall not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof unless (i) the employment of such counsel has been specifically authorized by the Indemnitor for such Third-Party Claims, (ii) the Indemnitor fails to diligently prosecute the defense of such Third-Party Claim or (iii) in the reasonable opinion of counsel to the Indemnitee, there exists a conflict of interest between the Indemnitee and the Indemnitor that cannot be waived. If the Indemnitor assumes the defense of a Third-Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense (subject to the immediately preceding sentence), separate from the counsel employed by the Indemnitor, it being understood, however, that the Indemnitor shall control such defense. If the Indemnitor chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnitor’s reasonable request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third-Party Claim (provided, that the Indemnitor enters into customary confidentiality arrangements with the Indemnitee regarding such records and information), and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnitor shall control the defense of any Third-Party Claim then the Indemnitor shall be entitled to settle such Third-Party Claim; provided, that, the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, (A) injunctive or other equitable relief will be imposed against the Indemnitee, (B) such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice, (C) such Indemnitee shall have to pay a portion of the settlement or (D) such settlement affects Buyer’s interest going forward.

Article XV

Limitations on Representations and Warranties

Section 15.01 Disclaimers of Extracontractual Representations and Warranties. The express representations and warranties of Sellers contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLERS IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT NO SELLER HAS MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES AND HAS NOT RELIED ON, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR

MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (C) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLERS IN THIS AGREEMENT, SELLERS EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY WAIVES AND HAS NOT RELIED ON, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (V) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (VII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLERS THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLERS THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 15.02 Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Sellers and that it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Sellers, and the books, records and files of Sellers relating to the Assets, and in making the decision to enter into this Agreement and consummate the transaction contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article V, and not on any other representations or warranties of Sellers or any other Person.

Section 15.03 Survival. The respective representations and warranties of Buyer and Sellers under this Agreement, and all claims for indemnification with respect thereto shall, survive the Closing for a period of twelve (12) months after the Closing. The respective covenants, agreements and obligations of the Buyer and the Sellers under this Agreement that by their nature are to be performed prior to the Closing shall terminate at Closing. The respective covenants, agreements and obligations of the Buyer and the Sellers under this Agreement that by their nature are to be performed from and after the Closing, and all claims for indemnification with respect thereto, shall survive the Closing until fully performed in accordance with their terms. Representations, warranties, covenants and agreements shall terminate at the expiration of their respective survival period and shall be of no further force and effect; provided, however, that any claims properly asserted on or prior to the expiration of such survival period shall survive until such time as such claims are fully and finally resolved.

Article XVI

Dispute Resolution

Section 16.01 General. Any and all claims, disputes, controversies or other matters in question arising out of or relating to a Title Defect, an Environmental Defect, or calculation of the Accounting Statement or revisions thereto (all of which are referred to herein as “Disputes” which term shall not include any other claims, disputes, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this Article XVI.

Section 16.02 Senior Management. If a Dispute occurs that the senior representatives of the Parties responsible for the transaction contemplated by this Agreement have been unable to settle or agree upon within a period of 15 days after such Dispute arose, Sellers shall nominate and commit one of Panther’s senior officers, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than 30 days after the Dispute arose to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of 15 days after such meeting, or if such meeting has not occurred within 45 days after such Dispute arose, then any Party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert pursuant to Section 16.03.

Section 16.03 Dispute Resolution by Independent Expert.

(a) Each Party shall have the right to submit each Dispute to an independent expert appointed in accordance with this Section 16.03 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as defined in Subsection (b) of this Section 16.03).

(b) Each Dispute to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures of the International Institute for Conflict Prevention and Resolution to the extent such Rules do not conflict with the provisions of this Agreement (the “Rules”). The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(c) The charges and expenses of the arbitrator shall be shared one-half by Sellers and one-half Buyer.

Section 16.04 Limitation on Arbitration. ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING BETWEEN SELLER AND BUYER UNDER THE TERMS OF THIS AGREEMENT (AND NOT COVERED BY SECTION 16.03) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY A COURT OF COMPETENT JURISDICTION, UNLESS THE PARTIES OTHERWISE MUTUALLY AGREE.

Article XVII

Miscellaneous

Section 17.01 Names. As soon as reasonably possible after the Closing, but in no event later than 60 days after the Closing, Buyer shall remove the names of each Seller and its Affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than the name of a Seller or any of its Affiliates, or any variations thereof.

Section 17.02 Further Assurance. After Closing, Sellers and Buyer each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or any document delivered pursuant to this Agreement.

Section 17.03 Expenses. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and no Party shall be entitled to any reimbursement for such expenses from any other Party.

Section 17.04 Confidentiality.

(a) The respective obligations of the Parties under that certain Confidentiality Agreement dated November 10, 2016, between Panther and Buyer (the “Confidentiality Agreement”) shall terminate upon the Closing. Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer’s obligations under the Confidentiality Agreement shall continue in accordance with the terms thereof. To the extent any provisions of the Confidentiality Agreement conflict with this Agreement, this Agreement shall control. Nothing in the Confidentiality Agreement will prohibit Buyer from performing its due diligence during the Examination Period.

(b) Sellers and their Affiliates shall keep confidential and not use all Confidential Information (as defined in the Confidentiality Agreement), except:

(i) if required to be disclosed by applicable law or judicial process, but only to the extent it must be so disclosed, in each case after prior consultation with Buyer so that Buyer may seek an appropriate protective order and/or waive the Sellers’ compliance with this Agreement (and, if Buyer seeks a protective order, the Sellers shall cooperate as Buyer shall reasonably request at Buyer’s expense); or

(ii) to the extent that information is or has been made generally available to or known by the public (other than as a result of its disclosure by Sellers or any of their Affiliates in breach of this Section 17.04(b)).

Section 17.05 Document Retention. As used in this Section 17.05, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Sellers pursuant to the provisions of this Agreement (other than those that Sellers have retained either the original or a copy of), including, but not limited to: financial and Tax accounting records; land, title and division of interest files; contracts; engineering and Well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than seven (7) years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow either Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Sellers shall have the right during such period to make copies of the Documents at its expense.

Section 17.06 Sellers’ Consent. Whenever Sellers’ consent or election is required under this Agreement unless expressly provided otherwise, the consent or election of Panther will be sufficient to bind the Sellers.

Section 17.07 Entire Agreement. This Agreement, the Confidentiality Agreement, the documents to be executed hereunder, and the exhibits and schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 17.08 Waiver. All waivers of any of the provisions of this Agreement to be effective shall be in writing. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 17.09 Publicity. Each Party shall not (and shall cause its Affiliates not to) make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Parties; provided, however, that the foregoing shall in no way restrict the following: (i) any disclosure of the existence of this Agreement and the related transactions by a Party pursuant to a press release or other public announcement to the extent that the other Parties are not identified in such disclosure; (ii) disclosure to the extent necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); (iii) disclosure to the extent required (upon advice of counsel) by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; or (iv) disclosure to the extent, subject to this Section 17.09, such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided, further, that, in the case of the foregoing clauses “(ii)” and “(iii),” each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement. Notwithstanding the foregoing, after Closing, any Party may disclose high-level summary financial information regarding the transactions contemplated by this Agreement in industry conference presentations or similar disclosures to potential or actual limited investors.

Section 17.10 Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 17.11 No Third Party Beneficiaries. Except as provided in Sections 14.03 and 14.04, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 17.12 Assignment. Except as provided in Section 9.04, no Party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Parties and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 17.13 Governing Law. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction, except that, to the extent that a dispute arises with respect to a portion of land located in a state other than Texas, the law of such other state shall apply as to that portion of land located in (or otherwise subject to the laws of) such other state. The Parties agree to venue in Tulsa County, Oklahoma, including, without limitation, with respect to any arbitration conducted pursuant to Article XVI.

Section 17.14 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier, electronic mail transmission or facsimile to the addresses of Sellers and Buyer set forth below. If sent by facsimile or electronic mail transmission before 5:00 p.m. (recipient’s time) on a Business Day, such notice shall be effective on such day. If sent by facsimile or electronic mail transmission on a day other than a Business Day or after 5:00 p.m. (recipient’s time) on a Business Day and, in each case, receipt is confirmed (other than by an automated response from the e-mail account or server of the intended recipient), such notice shall be effective on such day or, if receipt is not confirmed, such notice shall be effective on the Business Day following the date on which such notice is sent. Any such notice delivered in person or sent by U.S. Mail postage prepaid, return receipt requested or overnight courier shall be effective only upon receipt. If to Panther:

Panther Energy Company II, LLC

6100 South Yale Avenue, Suite 600

Tulsa, Oklahoma 74136

Attn: James R. Stone

Fax: (866) 241-6783

E-mail: jims@pantherenergy.us

With a copy (which shall not constitute notice) to:

Conner & Winters, LLP

4000 One Williams Center

Tulsa, OK 74172

Attn: J. Ryan Sacra

Fax: (918) 586-8628

E-mail: rsacra@cwlaw.com

With a copy (which shall not constitute notice) to:

Kayne Anderson Energy Funds

811 Main Street, 14th Floor

Houston, TX 77002

Attn: Kevin P. Brophy

Fax: (713) 655-7355

E-Mail: kbrophy@kaynecapital.com

If to Carrier:

CP2 Operating, LLC

77 Sugar Creek Center Blvd., Suite 550

Sugar Land, Texas 77478

Attn: Mark Clemans

Email: mclemans@carrierenergy.com

With a copy (which shall not constitute notice) to:

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

Attn: Barry Davis

Phone: (713) 951-5863

Fax: (832) 397-8104

E-Mail: Barry.Davis@tklaw.com

If to Buyer:

RKI Exploration & Production, LLC

3500 One Williams Center

Tulsa, Oklahoma 74172

Attn: Donald R. Davis and Ann E. Lane

Phone: (539) 573-2474

Fax: (539) 573-5608

E-mail: donald.davis@wpxenergy.com

ann.lane@wpxenergy.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attn: Glenn D. West and James R. Griffin

Phone: (214) 746-7700

Fax: (214) 746-7777

E-mail: gdwest@weil.com

james.griffin@weil.com

A Party may, by written notice so delivered to the other Parties, change its address for notice purposes hereunder.

Section 17.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.16 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 17.17 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 17.18 Headings; References. The headings of articles and sections used in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. References herein to articles, sections, exhibits, and schedules are to articles, sections, exhibits, and schedules to this Agreement unless expressly stated otherwise.

[Signatures on Next Page]

IN WITNESS WHEREOF, Sellers and Buyer have executed and delivered this Agreement as of the date first set forth above.

Sellers:

Panther Energy Company II, LLC

By:	/s/ Berry J. Mullennix
Name:	Berry J. Mullennix
Title:	CEO

CP2 Operating, LLC

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, Sellers and Buyer have executed and delivered this Agreement as of the date first set forth above.

Sellers:

Panther Energy Company II, LLC

By:
Name:
Title:

CP2 Operating, LLC

By:	/s/ Mark Clemans
Name:	Mark Clemans
Title:	Pres/CEO

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, Sellers and Buyer have executed and delivered this Agreement as of the date first set forth above.

Buyer:
RKI Exploration & Production, LLC
By:	/s/ Bryan K. Guderian
Name:	Bryan K. Guderian
Title:	Sr. Vice President, Business Development